Exhibit 99.1
For Release at 7:00 AM Eastern on August 28, 2008
DSW INC. REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS;
REITERATES ANNUAL OUTLOOK
COLUMBUS, Ohio, August 28, 2008/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $11.0 million on net sales of $357.2 million for the second quarter ended August 2, 2008, compared with net income of $6.5 million on net sales of $348.7 million for the second quarter ended August 4, 2007. Same store sales decreased 6.9% for the comparable period versus an increase of 5.9% last year.
Diluted earnings per share were $0.25 for the second quarter this year compared with $0.15 last year. The Company said the year-over-year increase in second quarter earnings was attributed to merchandise margin rate.
Six Month Results
Net income was $21.2 million on net sales of $723.4 million for the six months ended August 2, 2008, compared with net income of $30.3 million on net sales of $705.7 million for the six months ended August 4, 2007. Same store sales decreased 6.2% for the comparable six month period versus an increase of 0.9% last year.
Diluted earnings per share were $0.48 for the six months ended August 2, 2008, compared with $0.68 for the same period last year.
2008 Outlook
For the fiscal year ending January 31, 2009, the Company reiterates its estimated annual same store sales in the negative mid-single digits and annual earnings per diluted share in the range of $0.75 to $0.85. The Company plans to open at least 35 DSW stores during the year.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, Thursday, August 28, 2008 or call 1-866-800-8649 and reference passcode 89256908. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 39833458. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
About DSW Inc. DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of August 28, 2008, DSW operated 278 stores in 37 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 383 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of our supply agreements with our leased departments; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; impact of the change in the shared services agreement; the risk of Value City Department Stores (“Value City”) deciding to discontinue operations or otherwise not pay its obligations for the transition services; impact of the disposition of a majority interest in Value City by Retail Ventures on the allocation of expenses pursuant to the shared services agreement with RVI; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of our e-commerce business; liquidity risks related to our investments; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 2,	February 2,
	2008	2008
ASSETS
Cash and equivalents	$57,687	$61,801
Short-term investments	75,480	70,005
Accounts receivable, net	11,881	14,343
Inventories	286,869	262,037
Prepaid expenses and other current assets	24,850	23,134
Deferred income taxes	21,903	20,302

Total current assets	478,670	451,622

Property and equipment, net	220,554	192,772
Long-term investments	5,760	12,500
Goodwill	25,899	25,899
Tradenames and other intangibles, net	4,095	4,522
Deferred income taxes and other assets	3,646	6,567

Total assets	$738,624	$693,882

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$125,192	$114,595
Accrued expenses	60,567	54,310

Total current liabilities	185,759	168,905

Deferred income taxes and other non-current liabilities	95,782	91,497
Total shareholders’ equity	457,083	433,480

Total liabilities and shareholders’ equity	$738,624	$693,882

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Net Sales	$357,175	$348,718	$723,439	$705,715
Cost of sales	(256,081)	(267,368)	(525,298)	(515,109)

Gross profit	101,094	81,350	198,141	190,606
Operating Expense	(83,415)	(73,024)	(164,456)	(145,062)

Operating Profit	17,679	8,326	33,685	45,544
Interest income, net	420	1,948	1,143	3,667

Earnings before income taxes	18,099	10,274	34,828	49,211
Income tax provision	(7,142)	(3,753)	(13,583)	(18,946)

Net Income	$10,957	$6,521	$21,245	$30,265

Basic and diluted earnings per share:
Basic	$0.25	$0.15	$0.48	$0.69
Diluted	$0.25	$0.15	$0.48	$0.68

Shares used in per share calculations:
Basic	43,999	43,953	43,983	43,947
Diluted	44,242	44,338	44,195	44,349

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